Exhibit 23.4

CONSENT OF RYDER SCOTT COMPANY, L.P.

As independent oil and gas consultants, Ryder Scott Company, L.P. hereby consents to the incorporation by reference in this Registration Statement on Form S-3 of EXCO Resources, Inc. to be filed with the Commission on or about September 28, 2015, of all references to our firm and information from our reserve report dated January 19, 2015 which appears as Exhibit 99.3 in the Annual Report on Form 10-K of EXCO Resources, Inc. for the year ended December 31, 2014.

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P. TBPE Firm Registration No. F-1580

Houston, Texas

September 28, 2015